6.3
                      License Agreement by and between AJM
                Marketing Enterprises, Inc./Perma Toy Co., Inc.
                            and Legacy Brands, Inc.
                            Dated September 1, 1996

LICENSE AGREEMENT made September 1, 1996 by and between AJM Marketing Enterprise, Inc,/Prema Toy Co., Inc. (hereinafter referred to as "Licensor") and Legacy Brands, Inc.,(hereinafter referred to as "Licensee").

                                  WITNESSETH:

The parties hereto hereby agree as follows

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following respective Meanings:

     (a)  "NAME AND CHARACTER":
          Gumby; Pokey; and other characters and names derived from the Television Series "Adventures of Gumby" produced by Clokey Productions, Inc., prior to 1973.

     (b)  "LICENSED PRODUCT(S)":
          Freezer Pops, Coolers, Fruit Forms.

          For purposes of interpretation throughout this Agreement, every application and utilization of each Name and Character listed above as to any given item covered by this Agreement shall be considered as a separate Licensed Product.

     (c)  "TERRITORY":
     United States, its territories and possessions.

     (d) "MARKETING DATE": For the purposes of subdivision 16(a)(vii), the Marketing Date for the Licensed Products shall be: Freezer Pops, February 1997; Coolers and Fruit Forms, February 1997

2. GRANT OF LICENSE. Upon the terms and conditions hereinafter set forth, Licensor hereby grants to Licensee and Licensee hereby accepts for the term of this Agreement, a license to utilize the Name and Character solely upon or in connection with the manufacture, distribution, advertisement, promotion, and sale of the Licensed Product(s) throughout the Territory on a non-exclusive basis. No television commercials may be utilized under this License without the specific prior approval of Licensor.

3.   TERM.

     (a) TERM: The term of this Agreement shall be the period commencing the 1st day of September, 1996 and terminating the 31st day of August,1998.

     (b) OPTION TO RENEW: In the event Licensee has faithfully performed each and every obligation of this Agreement during the term referred to in subparagraph 3(a) above, Licensee shall have the option to renew this Agreement for a two-year period, provided Licensee shall have earned and paid to Licensor, no less than $250,000.00 during the term referred to in subparagraph 3(a) above and provided, further, that Licensee gives written notice thereof to Licensor no later than SIXTY
          (60) days preceding the effective date of such renewal period (time being of the essence).

     (c) RENEWAL NEGOTIATIONS: In the event Licensee has faithfully performed each and every obligation of this Agreement during the term referred to in subparagraph 3(a) and the renewal period referred to in subparagraph 3(b). Licensor agrees to negotiate in good faith with Licensee in respect to an additional renewal period for such period of time and upon such terms and conditions as the parties may mutually agree.

4. CONSIDERATION. In full consideration for the rights, licenses, and privileges herein granted to Licensee, Licensee shall pay to Licensor, in United States dollars, the following:

     (a) GUARANTEED CONSIDERATION: For the term as provided in subparagraph 3(a) hereof, the sum of $125,000.00 payable as follows:
                    $12,500.00 Upon Execution of Contract
                    $112,500.00 by August 31,1998

          All guaranteed Consideration paid by Licensee pursuant to subparagraph 4(a) above shall be applied against such royalties as are or have become due Licensor for such period(s). No part of such Guaranteed Consideration shall be repayable to Licensee, except as is expressly provided for herein.

     (b) ROYALTY PAYMENTS: Licensee shall pay to Licensor a sum equal to 5 Percent of all net sales by Licensee or any of its affiliated, associated, or subsidiary companies of the Licensed Product(s) covered by this Agreement (as such term "net sales" is defined herein) wherein the sales price is FOB any shipping point within the territory as provided in subparagraph 1(c) herein.

          Royalties shall be payable concurrently with the periodic statements required in paragraph 7 hereof, except to the extent offset by Guaranteed Consideration therefore remitted. The term "net sales" shall mean the gross invoice price billed customers, less quantity discounts, and returns, but no deduction shall be made for uncollectible accounts. No costs incurred in the manufacture, sale, distribution, or exploitation of the Licensed Product(s) shall be deducted from any royalties payable by Licensee.

     (c) ADVERTISING SPACE: For the purpose of Licensor's promotion of The Gumby Fan Club, Licensee shall provide reasonable space, where available, on or in either: 1. all packaging containing licensed products; or 2. hang tags connected to licensed products. Licensor will provide Licensee with appropriate art work for said advertising space at no cost to Licensee.

5. RESERVATION RIGHTS; EXCLUSIVITY. Licensor retains all rights not expressly and exclusively conveyed to Licensee hereunder, and Licensor may grant licenses to others to use the Name and Character, art work, and textual matter in connection with identical products. Nothing in this agreement shall be construed to prevent licensor from granting any other licenses for the use of the Licensed Product(s) or from using the Licensed Product(s) in any manner whatsoever. Further, Licensor reserves the right to use, or license others to use and/or manufacture, identical products as premiums. It is understood that all rights relating thereto are reserved by Licensor except for the license granted hereunder and then only as specifically and expressly provided in this Agreement.

6. PREMIUMS. Licensee agrees that it will not use, or knowingly permit the use of, and will exercise the due care that as customers likewise will refrain from the use of, the Licensed Product(s) as a premium, except with the prior written consent of Licensor. For purposes of this agreement the term "premium" shall be defined as including, but not necessarily limited to, combination sales, free or self-liquidating items offered to the public in conjunction with the sale or promotion of a product or service, including traffic building or community visits by the consumer/customer, or any similar scheme or device, the prime intent of which is to use the Licensed Products in such a way as to promote, publicize and or sell the products, services, or business [Illegible] of the user of such item.

7. PERIODIC STATEMENTS. Within THIRTY (30) days after the initial shipment of the Licensed Product(s) and promptly on the last day of the month following every calendar quarter thereafter, Licensee shall furnish to Licensor complete and accurate statements certified to be accurate by Licensee, or if a corporation, by an officer of Licensee, showing the number, country in which manufactured, country in which sold or to which shipped, description and gross sales price, itemized deductions from gross sales price, and net sales price of the Licensed Product(s) distributed and/or sold by Licensee during the preceding calendar quarter. Such statements shall be furnished to Licensor whether or not any of the Licensed Products(s) have been sold during the calendar quarters to which such statements refer. Receipt or acceptance by Licensor of any of the statements furnished pursuant to this Agreement or of any sums paid hereunder shall not preclude Licensor from questioning the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payments made by Licensee. Upon demand of Licensor, Licensee shall at its own expense, but not more that once in any twelve (12) month period, furnish to Licensor a detailed statement by an independent certified public accountant showing the number, country in which manufactured, country in which sold or to which shipped, description, gross sales price, itemized deductions from gross sales price and net sales price of the Licensed Product(s) covered by this Agreement distributed and/or sold by Licensee to the date of Licensors demand.

8. BOOKS AND RECORDS. Licensee shall keep, maintain and preserve (in Licensee's principal place of business) for at least two (2) years following termination or expiration of the term of this Agreement or any renewal(s) hereof, complete and accurate records of accounts including, without limitation, invoices, correspondence, banking and financial and other records pertaining to the various items required to be submitted by Licensee. Such records and accounts shall be available for inspection and audit at any time or times during or after the term of this Agreement or any renewal hereof during reasonable business hours and upon reasonable notice by Licensor or its nominees. Licensee agrees not to cause or permit any interference with Licensor or nominees of Licensor in the performance of their duties of inspection and audit.

     The exercise by Licensor in whole or in part, or at any time or times of the right to audit records and accounts or any other right herein granted, the acceptance by Licensor of any statement or statements or the receipt and deposit by Licensor of any payment tendered by or on behalf of the Licensee shall be without prejudice to any rights or remedies of Licensor and shall not stop or prevent Licensor from thereafter disputing the accuracy of any such statement or payment.

9.   INDEMNIFICATIONS.

     (a) Licensor hereby indemnifies Licensee and shall hold it harmless from any loss, liability, damage, cost or expense (including reasonable counsel fees), arising out of any claims or suits which may be brought or made against Licensee by reason of the breach by Licensor of the warranties or representations as set forth in paragraph 14 hereof, provided that Licensee shall give prompt written notice, cooperation and assistance to Licensor relative to any such claim or suit, and provided, further, that Licensor shall have the option to undertake and conduct the defense of any suit so brought.

     (b) Licensee hereby indemnifies and agrees to hold Licensor harmless from any loss, liability, damage, cost, or expense (including reasonable counsel fees), arising out of any claims or suits which may be brought or made against Licensor by reason of any unauthorized use by Licensee in connection with the Licensed Product(s) or the Name and Character covered by this Agreement as well as any alleged defects or inherent damages in said Licensed Product(s) or the use thereof. Upon receipt of notice of a third party claim alleging the breach by Licensee of any warranty, undertaking, representation or agreement entered herein or hereunder. Licensor shall give prompt written notice of such claim to Licensee. Licensee shall have the right to assume the defense of such claim at Licensee's sole cost and expense by furnishing Licensor with written notice of same. Licensee shall be liable for all losses, costs, expenses, damages or recoveries (including without limitation amounts paid in settlement), suffered, made or incurred by either Licensor or Licensee with connection with such third party claim. In the event Licensee chooses not to assume such defense, Licensee shall indemnify and save harmless Licensor and its officers, directors and employees against any and all claims, demands, lawsuits, costs, expenses (including, without limitation, reasonable attorney's fees and disbursements), damages or recoveries (including without limitation, amounts paid in settlement) suffered, made, incurred or assumed by Licensor by reason of the breach by Licensee of any warranty, undertaking, representation or agreement made or entered into herein or hereunder and resulting from a final adjudication of each such action, claim or suit, or a settlement thereof entered into with Licensee's prior written consent. Licensee agrees to obtain, at its own expense, product liability and personal liability insurance with a minimum combined single limit of liability of not less than one million U.S. dollars ($1,000,000.00) for each occurrence. Within thirty (30) days from the date hereof, Licensee shall provide Licensor with a policy endorsement in the form of Vendor's Broad Form Policy Endorsement to Licensee's Product Liability insurance coverage naming Licensor as additional insured. Licensee will submit to Licensor a fully paid policy or certificate of insurance naming Licensor as an insured party, requiring that the insurer shall not terminate or materially modify such without written notice to Licensor at least thirty (30) days in advance thereof.

10.  COPYRIGHT AND TRADEMARK NOTICES.

     (a) The Licensee shall cause to be imprinted irrevocably and legibly on each Licensed Product manufactured distributed or sold under this Agreement, including, but not limited to, advertising, promotional, packaging and wrapping material and any other such material wherein the Name and Character appear, either (i) the appropriate copyright notice, including year date, following an encircled "c" [illegible], and /or (ii) the initials "TM" [illegible] of an encircled "R" [illegible], as directed in subparagraph (b) hereof, as may be amended from time to time by Licensor. Licensee agrees to deliver to Licensor free of cost twelve (12) of each of the Licensed Product(s) together with their packaging and wrapping material for trademark registration purposes in compliance with applicable laws. Any copyrights or trademarks with respect to the Licensed Product(s) shall be procured by and for the benefit of Licensor and at Licensor's expense. Licensee further agrees to provide Licensor with the date of the first use of the Licensed product(s) in interstate and intrastate commerce. It is expressly understood, however, that notwithstanding any other provision of this Agreement including, without limitation, the above provisions, Licensor is not acquiring, and will not acquire, any right, title and interest to any of Licensee's trademarks, copyrights or other proprietary rights pursuant to this Agreement or the activities contemplated by this Agreement.

     (b) The appropriate copyright notice reads as follows: Gumby and Gumby characters are registered trademarks of Prema Toy Co., Inc. All Rights Reserved. [illegible] 1996 Prema Toy Co., Inc.

     (c) Licensee shall assist Licensor, to the extent necessary, in the procurement of any protection or to protect any of Licensor's rights to the Name and Character, and Licensor if it so desires may commence or prosecute any claims or suits in its own name or in the name of Licensee or join Licensee as a party thereto. Licensee shall notify Licensor in writing of any infringements or imitations by others of the Name and Character on articles similar to the Licensed Product(s) if and when such become known to Licensee. Licensor shall have the sole right to determine whether or not any action shall be taken on account of such infringements or imitations. Licensee shall not institute any suit or take any action on account of any such infringements or imitations except with the prior written consent of Licensor to do so. Notwithstanding any other provision of this Agreement, including, without limitation, the above provisions, Licensee may take any action necessary or desirable to protect Licensee's copyrights, trademarks, or other proprietary rights that are incorporated into the Licensed Product(s).

11. APPROVALS. The Licensee agrees to furnish Licensor free of costs for its written approval as to quality and style, samples of each of the Licensed Product(s), together with their packaging, hangtags, and wrapping material, before [ILLEGIBLE] manufacture, sale, or distribution, whichever first occurs, and no Licensed Product shall be manufactured, sold, or distributed by the Licensee without such written approval. Subject, in each instance, to the prior written approval of Licensor, the Licensee or its agents may use textual and/or pictorial matter pertaining the Name and Character on such promotional display and advertising material as may, in its judgment, promote the sale of the Licensed Product(s). Subsequent to final approval, a reasonable number of production samples will periodically be sent to Licensor to insure quality control, and should Licensor require additional samples for any reasonable reason, Licensor may purchase such at Licensee's Cost.

12.  DISTRIBUTION: SUB-LICENSE MANUFACTURE.

     (a) The Licensee shall sell the Licensed Product(s) either to jobbers, wholesalers, distributors, or retailers for sale or resale and distribution directly to the public. If Licensee sells or distributes the Licensed Product(s) at a special price, directly or indirectly, to itself, including without limitation, any subsidiary of any Licensee or to any other person, firm, or corporation affiliated with the Licensee or its officers, directors, or major stockholders, for ultimate sale to unrelated third parties, the Licensee shall pay royalties with respect to such sales or distribution, based upon the price generally charged the trade by Licensee.

     (b) Licensee shall not be entitled to sub-license any of its rights under this Agreement except, in the event [illegible] is not the manufacturer of the Licensed Product(s). Licensee shall be, subject to the prior written approval of Licensor (which approval shall not be unreasonably withheld), entitled to utilized a third party manufacturer in connection with the manufacture and production of the Licensed Product(s) provided that such manufacturer shall execute a letter in the form of Exhibit 1 attached hereto and by this reference made a part hereof. In such event, Licensee shall remain primarily obligated under all of the provisions of this Agreement. In no event shall any such sublicense agreement include the right to grant any further sublicenses.

13. GOOD WILL. The licensee recognizes the great value of the publicity and good will associated with the Name and Character and, in such connection, acknowledges, that such good will exclusively belongs to Licensor and its Grantors and that the Name and Character have acquired a secondary meaning in the mind of the purchasing public. Licensee further recognizes and acknowledges that a breach by Licensee of any of its covenants, agreements or undertakings hereunder related to the protection of such goodwill will cause Licensor irreparable damage, which cannot be readily remedied in damages in an action at law, and may, in addition thereto, constitute an infringement of Licensor's copyrights in the licensed characters, thereby entitling Licensor to equitable remedies, costs, and reasonable attorney's fees.

14. LICENSOR'S WARRANTIES AND REPRESENTATIONS. Licensor represents and warrants to Licensee that:

     (a) It has, and will have throughout the term of this Agreement, the right to license the Name and Character to Licensee in accordance with the terms and provisions of this Agreement; and,

     (b) The making of this Agreement by Licensor does not violate any agreements, rights, or obligations existing between Licensor and any other person, firm or corporation.

15. SPECIFIC UNDERTAKINGS OF LICENSEE. During the term and any renewal period herein provided for, Licensee agrees that:

     (a) It will not attack the title of Licensor or its Grantors in and to the Name and Character of any copyright or trademark pertaining thereto, nor will it attack the validity of the License granted hereunder;

     (b)  It will not harm, misuse or bring into dispute the Name and Character;

     (c) It will manufacture, sell, and distribute the Licensed Product(s) in an ethical manner and in accordance with the terms and intent of this Agreement;

     (d) It will not create any expenses chargeable to Licensor without the prior written approval of Licensor;

     (e) It will protect to the best of its ability its right to manufacture, sell, and distribute the Licensed Product(s) hereunder;

     (f) It will comply with all laws and regulations relating or pertaining to the manufacture, sale, advertising or use of the Licensed Product(s) and shall maintain the highest quality and standards, and shall comply with any regulatory agencies which shall have jurisdiction over the Licensed Product(s); and,

     (g) It will provide Licensor with the date(s) of first use of the Licensed Product(s) in interstate and intrastate commerce.

16.  TERMINATION BY LICENSOR.

     (a) Licensor shall have the right to terminate its Agreement without prejudice to any rights which it may have in the premises, whether under the provisions of the Agreement, in law, or in equity, or otherwise, upon the occurrence of any one or more of the following events (herein called "defaults"):

          (i) If Licensee defaults in the performance of any of its obligations provided for in this Agreement; or

          (ii) The Licensee shall have failed to deliver to Licensor or to maintain in full force and effect the insurance referred to in subparagraph 9(b)hereof; or

          (iii) If the Licensee shall fail to make any payment due hereunder on the date due; or

          (iv) If the Licensee shall fail to deliver any of the statements hereinabove referred to or to give access to the premises and/or license records pursuant to the provisions hereof to Licensor's authorized representatives for the purposes permitted hereunder; or

          (v) If any governmental agency finds that the Licensed Product(s) are defective in any way, manner, or form; or

          (vi) If the Licensee shall be unable to pay its debts when due, or shall make any assignment for the benefit of creditors, or shall file any petition under the bankruptcy or insolvency laws of any jurisdiction, county, or place, or shall have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent; or

          (vii) In the event that the Licensee does not commence in good faith to manufacture, distribute, and sell each Licensed Product throughout the Territory and on or before the date specified in subparagraph

          1(d) (but such default and Licensor's resultant right of termination shall only apply to the specific Licensed Product(s) and/or the specific nation(s) which or wherein Licensee fails to meet said marketing date requirements); or

         (viii) If Licensee shall manufacture, sell, or distribute, whichever first occurs, any of the Licensed Product(s) without the prior written approval of Licensor as provided in paragraph 11 hereof; or

         (ix) If a manufacturer approved pursuant to subparagraph 12(b) shall engage in conduct, which conduct if engaged in by Licensee would entitle Licensor to terminate this Agreement; or

         (x) If Licensee shall breach any other agreement in effect between Licensee on the one hand and Licensor or any other client of Licensor on the other.

     (b) In the event any of these defaults occur, Licensor shall give notice of termination in writing to Licensee by certified mail. The Licensee shall have ten (10) days in which to correct any of these defaults (except subdivisions (vii) and (viii) above), and failing such, this Agreement shall terminate, and any and all payments then or later due from Licensee hereunder (including Guaranteed Consideration) shall then be promptly due and payable and no portion of prior payments shall be repayable to Licensee.

17. FINAL STATEMENT UPON TERMINATION OR EXPIRATION. Licensee shall deliver, as soon as practicable to Licensor following expiration or termination, a statement indicating the number and description of Licensed Product(s) on hand. Following expiration or termination, Licensee may manufacture no more Licensed Product(s), but may continue to distribute and sell its remaining inventory for a period not to exceed SIXTY (60) days following such termination or expiration, subject to payment of applicable royalties thereto. Licensor shall have the right to conduct a physical inventory in order to ascertain or verify such inventory and/or statement. In the event Licensee refuses to permit Licensor to conduct such physical inventory, the Licensee shall forfeit its right hereunder to dispose of such inventory. In addition to such forfeiture, Licensor shall have recourse to all other legal remedies available to it.

18. PAYMENTS AND NOTICES. All notices which either party hereto is required or may desire to give to the other shall be given by addressing the same to the other at the address hereinafter in this paragraph set forth, or at such other address as may be designated in writing by any such party in a notice to the other given in the manner prescribed in the paragraph. All such notices shall be sufficiently given when the same shall be deposited so addressed, postage prepaid, in the United States mail and/or when the same shall have been delivered, so addressed, to a telegraph or cable company toll prepaid and the date of said mailing or telegraphing shall be the date of giving of such notice. The address to which any such notices, accountings, payments, or statements shall be given are the following;

     TO LICENSOR:                          TO LICENSEE:
     AJM Marketing Enterprises, Inc.       Legacy Brands, Inc.
     1515 Woodfield Rd., Suite 360         2200 B. Douglas Boulevard, Suite 100
     Schaumburg, IL  60173                 Roseville, CA  95661

19. NO PARTNERSHIP, ETC. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between Licensor and Licensee. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

20. NON ASSIGNABILITY. This Agreement shall bind and innure to the benefit of Licensor, its successors and assigns. This Agreement is personal to Licensee, and Licensee shall not sublicense nor franchise (except as set forth in such paragraph 12(b) hereof), and neither this Agreement nor any of the rights of Licensee hereunder shall be sold, transferred or assigned by Licensee and no rights hereunder shall devolve by operation of law or otherwise upon any receiver, liquidator, trustee, or other party.

21. CONSTRUCTION. This Agreement shall be construed in accordance with the laws of the State of Illinois of the United States of America.

22. WAIVER, MODIFICATION, ETC. No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein, Licensor makes no warranties to the Licensee except those specifically expressed herein.

23. ACCEPTANCE BY LICENSOR. This instrument, when signed by Licensee, shall be deemed an application for a license and not a binding agreement unless and until accepted by AJM Marketing Enterprises, Inc. by signature of a duly authorized officer and the delivery of such a signed copy to Licensee. The receipt and/or deposit by AJM Marketing Enterprises, Inc. of any check or other consideration given by Licensee and/or the delivery of any material by AJM Marketing Enterprises, Inc. to Licensee shall not be deemed an acceptance by AJM Marketing Enterprises, Inc. of this application. The foregoing shall apply to any documents relating to renewals or modifications hereof.

          IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

      LICENSOR:                                 LICENSEE:

      AJM Marketing Enterprises, Inc./Prema     Legacy Brands, Inc.
      Toy Co., Inc.


      By: /s/ A Marsigler                       By: /s/ Thomas E. Kees
          ----------------------                    ------------------------

      Title: President/CEO                      Title: President/CEO

      Date: 8-26-96                             Date: 9/6/96

                                    Exhibit 1

                              Dated ________, 19__

Gentlemen:

This letter will serve as notice to you that pursuant to subparagraph 12(b) of the License Agreement dated __________, 19__, between AJM Marketing Enterprises, Inc./Prema Toy Co., Inc. And Legacy Brands, Inc., we have been engaged as the manufacturer for Legacy Brands, Inc., in connection with the manufacture of Licensed Product(s) as defined in the aforesaid License Agreement. We hereby acknowledge that we have received a copy and are cognizant of the terms and conditions set forth in said License Agreement and hereby agree to observe those provisions of said License Agreement which are applicable to our function as Manufacturer of the Licensed Product(s). It is understood that this engagement is on a royalty free basis.

We understand that our engagement as the manufacturer for Legacy Brands, Inc., is subject to your written approval. We request, therefore, that you sign in the space below, thereby showing your acceptance of our engagements as aforesaid.

                                    Very truly yours,

                              (NAME OF MANUFACTURER)

                        By:
                            ---------------------------------

                        Title:
                               ------------------------------

                        Date:
                              -------------------------------

AGREED TO AND ACCEPTED:

AJM Marketing Enterprises, Inc./Prema Toy Co., Inc.

By:
    ---------------------------------

Title: President/CEO
       ------------------------------

Date:
      -------------------------------